Exhibit 99.1

99 Wood Avenue South, Suite 311	FOR IMMEDIATE RELEASE

Iselin, NJ 08830

www.pharmoscorp.com

PHARMOS SETS STRATEGIC PRIORITIES FOR DEVELOPMENT OF VELA COMPOUNDS

Company Will Seek to Develop, Partner, or Outlicense Vela Assets

ISELIN, N.J., April 5, 2006 — Pharmos Corporation (Nasdaq: PARS), which recently entered into a definitive agreement to acquire (subject to stockholder approval and other closing conditions) Vela Pharmaceuticals Inc. (Vela), has set strategic priorities for the proposed development of Vela’s later-stage assets. These assets include dextofisopam (also previously known as R-tofisopam) and tianeptine for the treatment of irritable bowel syndrome (IBS) and VPI-013 (also previously known as OPC-14523) for the treatment of neuropathic pain and female hypoactive sexual desire disorder (HSDD). IBS, which affects up to 30 million Americans, is two to three times more prevalent in women than in men. HSDD is the most prevalent sexual disorder in women.

Alan Rubino, President and Chief Operating Officer of Pharmos, said, “As part of our continuing portfolio review process, we have been working closely with Vela’s management and scientific team to set specific priorities to maximize the value of Vela’s pipeline. In parallel, we continue to actively pursue business development opportunities that are consistent with our broader business strategy.”

In January 2005, Vela announced positive results from its Phase 2 clinical trial of dextofisopam for the treatment of IBS. On the primary endpoint of “adequate overall relief,” dextofisopam provided statistically significant benefit in patients with either diarrhea-predominant or alternating-type IBS (p = 0.033). In patients with diarrhea-predominant IBS, reduced stool frequency and improved stool consistency were noted as early as the second day of treatment. Dextofisopam was well tolerated and did not cause significant constipation.

Further analyses indicated that while dextofisopam provided benefit in both men and women, improvement was demonstrated across more endpoints in women. Dextofisopam provided similar benefit in men and in women on the primary endpoint of adequate overall relief and on the secondary endpoint of stool consistency. For two other secondary endpoints, stool frequency and abdominal pain/discomfort, dextofisopam appeared to provide more benefit in women than in men. Vela has met with the FDA to discuss a Phase 2b protocol, and Vela and Pharmos are planning a dose-ranging trial with dextofisopam in women with diarrhea-predominant and alternating-type IBS. The study is anticipated to enroll approximately 480 patients at up to 80 sites in the United States and is expected to begin later this year or early 2007.

Pharmos also announced that Vela is collaborating with Otsuka Pharmaceutical Co., Ltd. (Otsuka) on the development of VPI-013. Vela licensed U.S. and European rights to VPI-013 from Otsuka. In Vela’s Phase 2 trial of VPI-013 in depressed patients, the drug showed some antidepressant activity, but did not achieve statistical significance on the primary depression endpoint. VPI-013 was well tolerated at the trial dosage of 5 mg BID, and no clinically meaningful trends were apparent in laboratory, vital sign, ECG, or physical examination findings. Based on internally generated information and clinical data from previous studies, Vela assessed sexual function in this trial using the Changes in Sexual Function Questionnaire (CSFQ). Compared with placebo, VPI-013 significantly improved overall sexual function (CSFQ total score; p = 0.050), sexual desire/frequency (p = 0.015), and sexual desire/interest (p = 0.011). This apparent improvement in sexual function, in men and women, did not correlate well with amelioration of depression, making it unlikely that the improvement in sexual function was driven by change in depressive symptomatology.

Arifulla Khan, M.D., Medical Director, Northwest Clinical Research Center, Bellevue, Washington, and the lead investigator for the study, commented, “Although the primary purpose of this study was not to determine the effect of VPI-013 on sexual function, these patients had a significant degree of sexual dysfunction coming into the study, and a positive effect of VPI-013 on sexual function was evident. These data strongly suggest VPI-013 improved libido and therefore may have potential for treating sexual dysfunction in men and women.”

Vela has also conducted preclinical studies in rodents, with results suggesting that VPI-013 has potential for the treatment of neuropathic pain. In the Chung model for neuropathic pain, VPI-013 performed as well as or better than gabapentin. Gabapentin, while not broadly approved for the treatment of neuropathic pain, is widely used off-label for this indication. According to Jin Mo Chung, Ph.D., Professor, Department of Neuroscience and Cell Biology, University of Texas Medical Branch, who conducted these trials for Vela, “Effects of medium doses (30 and 60 mg/kg) of VPI-013 compound were comparable to the maximum dose of gabapentin, and a high dose (100 mg/kg) of VPI-013 compound surpassed the pain-reducing effect of gabapentin.”

Steve Leventer, Ph.D., Senior Vice President of Research & Development of Vela, said, “Since our announcement, we have been working diligently with Pharmos and believe that we are well on our way to a smooth and successful transition. We are working together with Pharmos as we plan the Phase 2b IBS study with dextofisopam. We are jointly considering next steps with tianeptine, our follow-on IBS treatment, which demonstrated activity in the same preclinical tests as dextofisopam. We are also exploring the development of VPI-013 for the treatment of HSDD and for the treatment of neuropathic pain. Pharmos has encouraged Vela to continue to seek potential partners for the development of VPI-013 in both indications.”

About Irritable Bowel Syndrome

Irritable bowel syndrome is a chronic, recurring condition with symptoms that affect up to 15% of American adults, more often women than men. IBS is characterized by multiple symptoms that include bowel dysmotility—diarrhea, constipation, or alternating diarrhea and constipation—and abdominal discomfort. Diarrhea-predominant IBS appears to be the most common subtype. For patients with diarrhea-predominant and alternating-type IBS, there are no recently approved treatments for any but the most severely affected women, and none for men.

About Hypoactive Sexual Desire Disorder

The essential feature of hypoactive sexual desire disorder (HSDD) is a deficiency or absence of sexual fantasies and desire for sexual activity, causing marked distress or interpersonal difficulty. HSDD is not rare, occurring in both sexes. It is the most common of all female sexual disorders, occurring in at least 20% of women in the United States.

About Neuropathic Pain

Neuropathic pain is caused by a primary lesion or dysfunction in the nervous system. The injury can be to the central nervous system (brain and spinal cord) or the peripheral nervous system (nerves outside the brain and spinal cord). Neuropathic pain, affecting more than 2 million people in the United States alone, can occur after trauma and or as a component of many diseases. The current therapy market for neuropathic pain is underserved, primarily by the off-label use of antidepressants and anticonvulsants. It is estimated that the off-label use of these therapies accounts for over 30 million prescriptions in the United States, representing a market potential in excess of two billion dollars.

About Vela Pharmaceuticals Inc.

Based in Ewing, New Jersey, Vela Pharmaceuticals Inc. is a privately held company specializing in the “re-discovery” and continued development of medicines related to the nervous system, including the brain-gut axis. Investors include New Enterprise Associates, JP Morgan Partners, and Venrock Associates.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications, including neurological and inflammatory disorders. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is scheduled for Phase 2 testing in pain indications during 2006. Other compounds from Pharmos’s proprietary synthetic cannabinoid library are in preclinical studies targeting pain, multiple sclerosis, rheumatoid arthritis, and other disorders.

Statements made in this press release related to the business outlook and future financial performance of Pharmos or Vela, to the prospective development, commercialization, and market penetration of their respective drug products, and to Pharmos’s or Vela’s expectations in connection with any future event, condition, performance, or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing, and other factors identified in Pharmos’s filings with the Securities and Exchange Commission could affect such results. Pharmos and Vela undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Pharmos’s and Vela’s businesses.

Contacts:

Pharmos U.S.:

Gale Smith

(732) 452-9556

Pharmos Israel:

Irit Kopelov

011-972-8-940-9679

The Ruth Group, Inc.:

John Quirk (investors)

(646) 536-7029

Janine McCargo (media)

(646) 536 7033

Vela Pharmaceuticals Inc.:

Jeff Calcagno, M.D.

(609) 771-8660 x 129